Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
James R. Lance	Mary Signorino
Vice President, Corporate Finance and Investor Relations	Sr. Director, PR and Communications
(212) 720-4600	(212) 720-3700

FOOT LOCKER, INC. ANNOUNCES GLOBAL REALIGNMENT TO SUPPORT INTERNATIONAL GROWTH STRATEGY

Lew Kimble and Vijay Talwar Appointed to Key Roles to Lead International Businesses

NEW YORK, NY, February 5, 2019 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, announced today a realignment of its organizational operating model into three distinct geographical regions: Europe, Middle East and Africa (EMEA); Asia Pacific; and North America, to better align its resources across its international businesses, and to develop an infrastructure to support an expansion plan within the Asian market.

Over the past year, the Company successfully opened stores across Singapore, Hong Kong, and Malaysia, including the launch of its digital channels within each region, as well as in mainland China through a limited offering in partnership with Tmall. In December, the company also opened an Asian Headquarters in Singapore to support the business across the region.

Overseeing Foot Locker’s growth expansion into Asia and continuing to lead the business in Asia Pacific will be Lew Kimble, who has been appointed to the role of Executive Vice President and Chief Executive Officer – Asia Pacific. In his new role, Kimble will oversee Asia’s growth plan, including driving brand strategy and store growth in Singapore, Hong Kong, and Malaysia, and exploring additional expansion opportunities. He will also lead the effort to strengthen the digital channels, both owned websites and Tmall, and supply chain capabilities within the region.

Mr. Kimble has been with the Company for more than four decades, having started his career as a store associate in 1976. He has served as Executive Vice President and Chief Executive Officer – International since 2016, and prior to that Kimble was President and Chief Executive Officer of Foot Locker Europe, and Managing Director of Foot Locker Asia Pacific.

As part of the transition, Vijay Talwar has been promoted to Executive Vice President and Chief Executive Officer – EMEA, becoming an executive officer of Foot Locker, Inc. Mr. Talwar will focus on driving productivity and capitalizing on growth opportunities, while furthering an elevated multi-channel experience across this important geography. In his new position, he will oversee strategic direction for the Foot Locker Europe and Runners Point Group brands, including franchise operations in the Middle East, as well as oversee operational functions including finance, marketing, merchandising, and in-store customer experience.

Since joining the Company in 2016 as President - Digital, Foot Locker.com/Eastbay, Mr. Talwar has played a significant role guiding the Company’s omnichannel efforts, providing key insights, expertise and operational effectiveness to the organization. He is an accomplished multinational business leader with over 20 years of broad industry experience in consumer products, online and retail sectors, encompassing both emerging and premium brands, including Sears Holdings, Blue Nile, Inc., and Nike, Inc.

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

Stephen (Jake) Jacobs will continue to serve as Executive Vice President and Chief Executive Officer – North America.

“Lew and Vijay have done an outstanding job leading their respective teams and functions to deliver against our long-term growth initiatives,” shared Richard Johnson, Chairman and Chief Executive Officer, Foot Locker, Inc. “With our new organizational structure, I am confident that their powerful leadership combined with Jake’s strong leadership in North America will serve as a catalyst to grow the core businesses within each respective region and pursue expansion opportunities, both in our stores and through our digital platforms internationally.”

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,220 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. Through its Foot Locker, Kids Foot Locker, Lady Foot Locker, Champs Sports, Footaction, Runners Point, Sidestep, and SIX:02 retail stores, as well as its direct-to-customer channels, including Eastbay.com, the Company is a leading provider of athletic footwear and apparel.

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